Exhibit 99.1

INVESTOR RELATIONS GROUP
News Release:

For: EnerLume Energy Management Corp.
Release:

ENERLUME ENERGY MANAGEMENT CORP. REDUCES NET LOSS IN
FIRST FISCAL QUARTER 2008:
 REPORTS IMPROVED MARGIN RESULTS

Hamden CT, November 14, 2007 – EnerLume Energy Management Corp. (ENLU.OB, http://www.enerlume.com) reported a reduction in its net loss for the first fiscal quarter 2008, compared to the first fiscal quarter in the prior year, and reported improved per share results. The improvement primarily reflects the substantial increase in gross margin results of its energy services division, as the net loss from continuing operations narrowed approximately $243,000 or 15% as compared to the first fiscal quarter in the prior year. The company also noted that this fiscal quarter was negatively impacted by additional non-cash debt discount and beneficial conversion charges primarily attributable to its term loan that had subsequently been paid off with the proceeds from the recent sale of the food service business.

“The results for the quarter show that we are making great progress in energy conservation service revenues which is part of the implementation of our total energy management business strategy,” said David Murphy, president and chief executive officer of EnerLume Energy Management Corp. “We have also made great strides in further developing our marketing and beta site testing of our energy management product, as we have previously announced the sign-on of additional channel partners.” Mr. Murphy went on to note that even though total revenues from continuing operations have decreased, the total net loss and net loss per share has improved.

For the quarter ended September 30, 2007, EnerLume Energy Management Corp. reported a net loss of $1,140,076 or $0.11 per share on revenues from continuing operations of $2,177,061. This compares to a net loss of $1,370,486 or $0.17 per share on revenues from continuing operations of $2,332,967 for the quarter ended September 30, 2006. The company had 10,880,416 weighted average common shares outstanding in the current year compared to 8,071,840 shares in the first fiscal quarter of the prior year. The net loss and per share amounts include the food service division classified as discontinued operations.

Results for EnerLume Energy Management Corp. are presented in the following table:

QUARTER ENDED September 30	2007	2006

NET REVENUES	$2,177,061	$2,332,967

LOSS FROM OPERATIONS	(806,443)	(1,399,718)

OTHER EXPENSES	(552,866)	(202,106)

LOSS FROM CONTINUING OPERATIONS	(1,359,309)	(1,601,824)

INCOME FROM DISCONTINUED OPERATIONS	219,233	231,338

NET LOSS	(1,140,076)	(1,370,486)

PREFERRED STOCK DIVIDENDS	(8,000)	(8,000)

NET LOSS APLLICABLE TO COMMON STOCKHOLDERS	(1,148,076)	(1,378,486)

NET LOSS PER SHARE – CONTINUING OPERATIONS	(0.13)	(0.20)
EARNINGS PER SHARE – DISCONTINUED OPERATIONS	0.02	0.03
TOTAL NET LOSS PER SHARE – BASIC AND DILUTED	$(0.11)	$(0.17)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	10,880,416	8,071,840

These financial results should be read in conjunction with EnerLume Energy Management Corp.’s Quarterly Report on Form 10-Q.

About EnerLume Energy Management Corp.

EnerLume Energy Management Corp., through its subsidiaries, provides energy management conservation products and services in the United States. Its focus is energy conservation, which includes a proprietary digital microprocessor for reducing energy consumption on lighting systems, and the installation and design of electrical systems, energy management systems, telecommunication networks, control panels, lighting systems, and alarm systems.

Contacts:

EnerLume Energy Management Corp. David. J. Murphy CEO, President 203.248.4100	The Investor Relations Group Investor Relations: Erika Moran / Tom Caden Media Contact: Lynn Granito / Steven Melfi Phone: 212.825.3210

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of EnerLume and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with EnerLume’s entry into new commercial energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in its Securities and Exchange Commission filings. The most significant of these uncertainties are described in our 2007 Annual Report on Form 10-K , previously filed under the name Host America Corporation, all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing our overall prospective business plan; and general economic and market conditions. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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